NEWS RELEASE

CPS ANNOUNCES SETTLEMENT WITH FEDERAL TRADE COMMISSION

▪	Final settlement reached
▪	Customer credits and civil penalty covered by existing reserve

IRVINE, California, May 29, 2014 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced a final settlement with the Federal Trade Commission (“FTC”) resulting from the FTC’s inquiry into the Company’s business practices.

“We are pleased to have resolved the matter with the FTC,” said Charles E. Bradley, Jr., President and Chief Executive Officer.  “We cooperated fully with the FTC during their inquiry and made several system and procedural changes related to their comments.  Furthermore, we are pleased that the final settlement is consistent with our expectations.  Accordingly, the amounts we’ve agreed to pay for customer refunds and the civil penalty are covered entirely by the legal provision expenses we’ve previously recognized.”

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Certain statements in this news release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements are subject to assumptions and uncertainties which may be outside of our control.

The forward-looking statements included in this press release are only made as of the date of this news release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844-878-2777